GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
REPORTS 2017 SALES AND EARNINGS
FOR THE FOURTH QUARTER AND FULL YEAR

- Fourth Quarter Sales $4.2 Billion, up 11%, and Full Year Sales $16.3 Billion, up 6% -
- Fourth Quarter Diluted EPS $0.73 and Full Year Diluted EPS of $4.18 -
- Adjusted EPS including Alliance Automotive Group $1.19 in the Fourth Quarter and $4.71 for the
Full Year -
- $569 Million of Capital Returned to Shareholders Through Cash Dividends and Share Repurchases in
2017 -
- Company Provides 2018 Outlook -

Atlanta, Georgia, February 20, 2018 — Genuine Parts Company (NYSE: GPC) announced today sales and earnings for the fourth quarter and twelve months ended December 31, 2017.

Sales for the fourth quarter ended December 31, 2017 were $4.2 billion, an 11.3% increase compared to $3.8 billion for the same period in 2016. Net income for the fourth quarter was $108.2 million and earnings per share on a diluted basis were $0.73. Alliance Automotive Group (AAG), the Company’s European acquisition which closed on November 2, 2017, contributed 6.8% to sales and $0.07 in earnings per diluted share during the fourth quarter.

Before the impact of AAG’s operations as discussed above, as well as excluding fourth quarter transaction-related costs and the expense for transition tax and the revaluation of deferred taxes resulting from the U.S. Tax Cuts and Jobs Act, adjusted net income was $165.5 million, or $1.12 per diluted share. Including the $0.07 contribution from AAG’s operations, adjusted earnings per diluted share were $1.19 for the fourth quarter of 2017.

Fourth quarter sales for the Automotive Group were up 16.7% including an approximate 1% comparable sales increase and a 4% total sales increase before the additional 13% sales contribution from AAG. Sales at Motion Industries, the Industrial Group, were up 7.4%, including a 5% comparable sales increase, and sales at EIS, the Electrical/Electronic Group, grew 8.9%, with comparable sales down 2%. Sales for S.P. Richards, the Business Products Group, were down 2.2% for the quarter in both total and comparable sales.

Paul Donahue, President and Chief Executive Officer, commented, “We were pleased to complete the fourth quarter with a 4.5% sales increase before the added benefit of the AAG acquisition. Additionally, the two month performance at AAG was in-line with our initial plan, and we remain excited for the growth prospects we see for this business across Europe. Overall, total sales for the fourth quarter included 2% organic growth, 8.5% from acquisitions and an approximate 1% foreign exchange benefit.”

Mr. Donahue added, “Importantly, our plans and initiatives to accelerate actions to improve our operating performance, which we emphasized following our third quarter results, had a positive impact on our fourth quarter. While we continue to focus on these efforts to drive further improvement, we are encouraged by our early progress.”

Sales for the twelve months ended December 31, 2017 were $16.3 billion, a 6.3% increase compared to $15.3 billion for the same period in 2016. Net income for the twelve months was $617 million and earnings per share on a diluted basis were $4.18. AAG contributed 1.7% to sales and $0.07 in earnings per diluted share for the year.

Before the impact of AAG as discussed above, as well as transaction-related costs recorded in the third and fourth quarters of 2017 and the tax expense resulting from the Tax Cuts and Jobs Act recorded in the fourth quarter of 2017, adjusted net income was $686 million and adjusted earnings per diluted share were $4.64. Including the $0.07 contribution from AAG’s operations, adjusted earnings per diluted share were $4.71 for the year.

Mr. Donahue concluded, “Reflecting on 2017, GPC’s 90th year, we surpassed $16 billion in revenues, a new record for us. In addition, we better positioned the Company for sustained long-term growth, with significant investments in our existing businesses as well as new ones, both in North America and abroad. Our balance sheet is in excellent condition, our cash flows are strong and our plans are in place for the year ahead.”

2018 Outlook

The Company is establishing its full year 2018 sales guidance at up 12% to 13% and diluted earnings per share is expected to be $5.60 to $5.75, including the benefit of a full year of operations with AAG and approximately $80 to $90 million in lower income taxes related to the Tax Cuts and Jobs Act. The Company currently expects a tax rate of approximately 26.0 to 27.0% in 2018.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted net income and adjusted diluted earnings per share. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted net income and diluted earnings per share provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below.

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. EDT to discuss the results of the quarter and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investors”, or by dialing 800-289-0438, conference ID 3643063. A replay will also be available on the Company’s website or at 844-512-2921, conference ID 3643063, two hours after the completion of the call until 12:00 a.m. Eastern time on March 6, 2018.

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to the acquisition of Alliance Automotive Group (AAG) and the anticipated synergies and benefits of the transaction, as well as future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, the Company’s ability to successfully integrate AAG into the Company and to realize the anticipated synergies and benefits, changes in the European aftermarket, the Company’s ability to successfully implement its business initiatives in each of its four business segments; slowing demand for the Company’s products; changes in legislation or government regulations or policies; changes in general economic conditions, including unemployment, inflation or deflation; changes in tax policies; volatile exchange rates; high energy costs; uncertain credit markets and other macro-economic conditions; competitive product, service and pricing pressures; the ability to maintain favorable vendor arrangements and relationships; disruptions in our vendors’ operations; the Company’s ability to successfully integrate its acquired businesses; the uncertainties and costs of litigation; disruptions caused by a failure or breach of the Company’s information systems, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2016 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany and Poland. The Company also distributes industrial replacement parts and electrical and electronic materials in the U.S., Canada and Mexico through its Motion Industries and EIS, Inc. subsidiaries. S.P. Richards Company, the Business Products Group, distributes a variety of business products in the U.S. and Canada.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President — Investor Relations – (678) 934-5628

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Dec. 31,		Year Ended Dec.31,
	2017	2016	2017	2016
	(in thousands, except per share data)
Net sales	$4,207,076	$3,780,065	$16,308,801	$15,339,713
Cost of goods sold	2,923,001	2,648,982	11,402,403	10,740,106

Gross profit	1,284,075	1,131,083	4,906,398	4,599,607
Operating expenses:
Selling, administrative & other expenses	1,012,023	855,557	3,729,439	3,377,780
Depreciation and amortization	50,051	39,240	167,691	147,487

	1,062,074	894,797	3,897,130	3,525,267
Income before income taxes	222,001	236,286	1,009,268	1,074,340
Income taxes	113,818	83,766	392,511	387,100

Net income	$108,183	$152,520	$616,757	$687,240

Basic net income per common share	$0.74	$1.03	$4.19	$4.61
Diluted net income per common share	$0.73	$1.02	$4.18	$4.59
Weighted average common shares outstanding	146,629	148,478	147,140	149,051
Dilutive effect of stock options and
non-vested restricted stock awards	582	699	561	753

Weighted average common shares outstanding – assuming dilution	147,211	149,177	147,701	149,804

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2017	2016	2017	2016
	(in thousands)
Net sales:
Automotive	$2,329,201	$1,996,325	$8,662,696	$8,111,511
Industrial	1,237,335	1,151,966	4,966,518	4,634,212
Business Products	465,574	475,971	1,998,946	1,969,405
Electrical/Electronic Materials	192,647	176,847	780,928	715,650
Other (1)	(17,681)	(21,044)	(100,287)	(91,065)

Total net sales	$4,207,076	$3,780,065	$16,308,801	$15,339,713

Operating profit:
Automotive	$183,174	$159,998	$720,465	$715,154
Industrial	102,978	80,904	384,247	336,608
Business Products	13,698	19,934	98,882	117,035
Electrical/Electronic Materials	13,492	15,434	56,207	60,539

Total operating profit	313,342	276,270	1,259,801	1,229,336
Interest expense, net	(17,423)	(4,794)	(38,677)	(19,525)
Intangible amortization	(17,909)	(12,546)	(51,993)	(40,870)
Other, net (2)	(56,009)	(22,644)	(159,863)	(94,601)

Income before income taxes	$222,001	$236,286	$1,009,268	$1,074,340

Capital expenditures	$54,579	$73,993	$156,760	$160,643

Depreciation and amortization	$50,050	$39,240	$167,691	$147,487

(1) Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

(2) Includes $30.6 million and $49.1 million for the three months and year ended December 31, 2017, respectively, in transaction-related costs primarily associated with the acquisition of Alliance Automotive Group.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31,	Dec. 31,
	2017	2016
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$314,899	$242,879
Trade accounts receivable, net	2,421,563	1,938,562
Merchandise inventories, net	3,771,089	3,210,320
Prepaid expenses and other current assets	805,342	556,670

TOTAL CURRENT ASSETS	7,312,893	5,948,431
Goodwill and other intangible assets, less accumulated amortization	3,554,380	1,574,663
Deferred tax assets	40,158	132,652
Other assets	568,248	475,530
Net property, plant and equipment	936,702	728,124

TOTAL ASSETS	$12,412,381	$8,859,400

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	$3,634,859	$3,081,111
Current portion of debt	694,989	325,000
Income taxes payable	10,736	–
Dividends payable	99,000	97,584
Other current liabilities	1,034,441	740,455

TOTAL CURRENT LIABILITIES	5,474,025	4,244,150
Long-term debt	2,550,020	550,000
Pension and other post-retirement benefit liabilities	229,868	341,510
Deferred tax liabilities	193,308	48,326
Other long-term liabilities	501,004	468,058
Common stock	146,653	148,410
Retained earnings	4,118,091	4,058,339
Accumulated other comprehensive loss	(852,592)	(1,013,021)

TOTAL PARENT EQUITY	3,412,152	3,193,728
Noncontrolling interests in subsidiaries	52,004	13,628

TOTAL EQUITY	3,464,156	3,207,356

TOTAL LIABILITIES AND EQUITY	$12,412,381	$8,859,400

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended Dec. 31,
	2017	2016
	(in thousands)
OPERATING ACTIVITIES:
Net income	$616,757	$687,240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	167,691	147,487
Share-based compensation	16,892	19,719
Excess tax benefits from share-based compensation	(3,134)	(12,021)
Changes in operating assets and liabilities	16,837	103,653

NET CASH PROVIDED BY OPERATING ACTIVITIES	815,043	946,078
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(156,760)	(160,643)
Acquisitions and other investing activities	(1,473,520)	(433,356)

NET CASH USED IN INVESTING ACTIVITIES	(1,630,280)	(593,999)
FINANCING ACTIVITIES:
Proceeds from debt	6,630,294	4,350,000
Payments on debt	(5,183,997)	(4,100,000)
Share-based awards exercised, net of taxes paid	(5,239)	(16,147)
Excess tax benefits from share-based compensation	–	12,021
Dividends paid	(395,475)	(386,863)
Purchase of stock	(173,524)	(181,417)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	872,059	(322,406)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	15,198	1,575

NET INCREASE IN CASH AND CASH EQUIVALENTS	72,020	31,248
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	242,879	211,631

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$314,899	$242,879

GENUINE PARTS COMPANY and SUBSIDIARIES
Reconciliation of GAAP Net Income to Adjusted Net Income

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2017	2016	2017	2016
	(in thousands, except per share data)
GAAP net income:	$108,183	$152,520	$616,757	$687,240
Diluted net income per common share	$0.73	$1.02	$4.18	$4.59
Add after-tax adjustments:
Transition tax and deferred tax revaluation	50,986	–	50,986	–
Transaction-related costs	16,454	–	28,039	–

Adjusted net income including AAG	$175,623	$152,520	$695,782	$687,240
Adjusted diluted net income per common share including AAG	$1.19	$1.02	$4.71	$4.59
Less:
AAG operations – 2 months	(10,168)	–	(10,168)	–
Adjusted net income	$165,455	$152,520	$685,614	$687,240

Adjusted diluted net income per common share	$1.12	$1.02	$4.64	$4.59